As filed with the Securities and Exchange Commission on May 28, 1999
                                            Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        MERISTAR HOSPITALITY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

            Maryland                                           75-2648842
(State or Other Jurisdiction of                             (I.R.S. Employer
 Incorporation or Organization)                          Identification Number)

                           1010 Wisconsin Avenue, N.W.
                             Washington, D.C. 20007
                                 (202) 295-1000
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                Paul W. Whetsell
                            Chairman of the Board and
                             Chief Executive Officer
                           1010 Wisconsin Avenue, N.W.
                             Washington, D.C. 20007
                                 (202) 295-1000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                              --------------------

                                    copy to:
                            Richard S. Borisoff, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                            New York, New York 10019
                                 (212) 373-3000

         Approximate date of commencement of proposed sale to public: From time to time or at one time after the effective date of this registration statement as determined by market conditions.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[X]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                  Proposed Maximum           Proposed Maximum          Amount of
       Title of Each Class of              Amount to be            Offering Price                Aggregate           Registration
     Securities to be Registered           Registered(1)            Per Share(2)              Offering Price              Fee
--------------------------------------- -------------------  -------------------------- -------------------------- -----------------
Common Stock,
$0.01 par value per share..............      5,000,000                 $21.81                  $109,050,000           $30,315.90
--------------------------------------- -------------------  -------------------------- -------------------------- -----------------

(1) Plus such additional shares as may be issued by reason of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended. Pursuant to Rule 457, the proposed maximum offering price per share of Common Stock of the registrant is based upon the average of the high and low prices of the registrant's Common Stock on May 26, 1999 on the New York Stock Exchange Composite Transaction Tape.

PROSPECTUS

                        MERISTAR HOSPITALITY CORPORATION

                           DIVIDEND REINVESTMENT PLAN

                        5,000,000 SHARES OF COMMON STOCK

                                -----------------

         We have established a distribution reinvestment plan to provide our shareholders with a simple and convenient method of reinvesting cash distributions in additional shares of our common stock. A participant in the plan may purchase additional shares by reinvesting distributions relating to all or part of the common stock of our company held by the participant. If plan participants purchase shares of our common stock directly, we may offer a discount on our stock price ranging from 0% to 5%. As of the date of this document, there is no discount for purchases.

         To enroll in the plan, simply complete the enclosed authorization form and return it in the envelope provided. Enrollment in the plan is entirely voluntary, and plan participants may terminate their participation at any time.

         The shares of our common stock are listed on the New York Stock Exchange under the symbol "MHX." On May 27, 1999, our closing stock price was $21.44.

         See "Risk Factors" beginning on page 3 for certain factors relevant to an investment in our shares of common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  May 28, 1999

                                   THE COMPANY


         We are a comprehensive real estate investment trust, which owns a portfolio of primarily upscale, full service hotels, diversified by franchise and brand affiliations, in the United States and Canada. All of our hotels and our other assets are held by, and all of our operations are conducted by our subsidiary, MeriStar Hospitality Operating Partnership, L.P. We are the sole general partner of the operating partnership and control its operations. On August 3, 1998, our predecessor, American General Hospitality Corporation, completed a merger with CapStar Hotel Company pursuant to which we changed our name to MeriStar Hospitality Corporation.

         Prior to the merger, CapStar transferred specific assets and liabilities to its subsidiary, MeriStar Hotels & Resorts, Inc., so that MeriStar Hotels would own the hotel management and leasing business previously operated by CapStar and its subsidiaries. CapStar then through a spin-off distributed to its stockholders all of the outstanding stock of MeriStar Hotels. Immediately following the merger, MeriStar Hotels acquired all of the partnership interests in AGH Leasing, L.P., the third-party lessee that leased most of the hotels American General owned. MeriStar Hotels also acquired most of the assets and specific liabilities of American General Hospitality, Inc., the third-party manager that managed most of the hotels American General owned. MeriStar Hotels also leases and manages properties for other hotel owners. We share two key officers and four board members with MeriStar Hotels. An intercompany agreement aligns our interests with its interests, with the objective of benefiting both companies' shareholders.

                               -------------------

         Our executive offices are located at 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007 and our telephone number is (202) 295-1000.

                                  RISK FACTORS

         You should consider carefully the information below, as well as all the other information included or considered to be part of this prospectus before you decide to purchase shares of our common stock. Our actual results could differ materially from those anticipated in forward-looking statements made in this prospectus, including those described in the following risk factors and elsewhere in this prospectus. Please refer to the section of this prospectus entitled "Forward-Looking Statements."

We have significant debt, which may limit our ability to borrow, restrict the use of our cash flows and exposes us to significant refinancing risks.

         We currently have significant amounts of debt outstanding and, accordingly, are exposed to the risks normally associated with debt financing, including the risk that:

         o our cash flow from operations will be insufficient to make required payments of principal and interest;

         o existing indebtedness, including secured indebtedness, may not be refinanced; or

         o the terms of any refinancing will not be as favorable as the terms of existing indebtedness.

         If we do not have sufficient funds to repay our indebtedness at maturity, it may be necessary to refinance our indebtedness through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of any of the refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect cash flow, and, consequently, cash available for distribution to stockholders. If we are unable to refinance our indebtedness on acceptable terms, we might be forced to dispose of hotels or other assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. If we are unable to make required payments of principal and interest on indebtedness secured by our hotels, the properties could be foreclosed upon by the lender with a consequent loss of income and asset value.

         Likewise our credit facility requirements could affect our financial condition. We have in place a senior secured credit facility that, at inception, provided for a maximum borrowing amount of up to $1.0 billion. The credit facility is structured as a $300 million, five-year term loan facility; a $200 million, five- and-a-half year term loan facility; and a $500 million, three-year revolving credit facility with two one-year optional extensions. Our ability to borrow under the credit facility is limited by financial covenants, including leverage and interest rate coverage ratios and minimum net worth requirements. Our credit facility limits our ability to effect mergers, asset sales and change of control events and limits dividends to the lesser of

         o        90% of funds from operation; and

         o 100% of funds from operations less a capital reserve equal to 4% of gross room revenues.

The credit facility also contains a cross-default provision which would be triggered by a default or acceleration of

         o        $20 million or more of indebtedness secured by our assets, or

         o        $5 million or more of any other indebtedness.

         We also have outstanding $205 million aggregate principal amount of senior subordinated unsecured notes due 2007 that bear interest at an annual rate of 8.75% and $175 million of outstanding convertible notes due 2004 that bear interest at 4.75%. The indentures relating to these notes contain limitations on our ability to effect mergers and change of control events. The indentures relating to the $205 million of senior subordinated unsecured notes, and the indenture relating to the outstanding and exchange notes contain financial covenants, including:

         o the limitation on incurring additional indebtedness and the issuance of capital stock unless an interest coverage ratio is met;

         o        limitations on the declaration and payment of dividends;

         o        limitations on the sale of our assets;

         o        limitations on transactions with our affiliates; and

         o        limitations on liens.

         Our organizational documents do not limit the amount of indebtedness which we may incur. As of the date of this prospectus, approximately 25% or our hotel assets, based on the number of guest rooms, were encumbered by mortgage debt.

Some of our borrowings bear interest at variable rates; therefore, our cash flow may be adversely affected because we are exposed to the risk of rising interest rates.

         Some of our borrowings bear interest at variable rates, including amounts outstanding under our credit facility. In addition, we may incur indebtedness in the future that bears interest at a variable rate or we may be required to retain our existing indebtedness at higher interest rates. Accordingly, increases in interest rates could increase our interest expense and adversely affect our cash flow.

We are dependent on the ability of our lessees to make rent payments to us under the hotel leases.

         Our revenues depend solely upon the ability of MeriStar Hotels and our other hotel lessees to make rent payments under hotel leases. We receive both base rent and a percentage of gross sales above a minimum level under our hotel leases. As a result, we will participate in the economic operations of our hotels only through our share of gross revenues. Any failure or delay by MeriStar Hotels or our other hotel lessees in making rent payments would adversely affect us. The failure or delay by MeriStar Hotels or our other hotel lessees may be caused by reductions in revenue from the hotels they lease from us.

External factors that affect our hotel lessees could affect our revenues.

         MeriStar Hotels and our other hotel lessees will be affected by factors beyond their control such as changes in the level of demand for rooms and related services of our hotels, the ability of MeriStar Hotels and our other lessees to maintain and increase gross revenues at our hotels and other factors relating to the operations of our hotels. Although failure on the part of either MeriStar Hotels or our other lessees to materially comply with the terms of a hotel lease (including failure to pay rent when due) gives us the non-exclusive right to terminate the lease, repossess the applicable hotel and enforce the payment obligations under the lease, we would then be required to find another lessee to lease the hotel because we cannot operate hotels directly due to federal income tax restrictions. In addition, it is possible that we will be unable to enforce the payment obligations under the leases following the termination. We cannot assure you that we would be able to find another lessee or that, if another lessee were found, we would be able to enter into a new lease on terms favorable to us.

There are possible conflicts of interest in our relationship with MeriStar Hotels that could affect our revenues.

         We share a number of board members and senior executives with MeriStar Hotels, which may cause our interests to conflict.

         We share four of the nine members of our board of directors, as well as two senior executives, with MeriStar Hotels. Our relationship with MeriStar Hotels is governed by an intercompany agreement, which restricts each party from taking advantage of business opportunities without first presenting those opportunities to the other party. We may have conflicting views with MeriStar Hotels on the manner in which our hotels are operated and managed, and with respect to lease arrangements, acquisitions and dispositions. As a result, our directors and senior executives, who serve in similar capacities at MeriStar Hotels, may well be presented with several decisions which provide them the opportunity to benefit us to the detriment of MeriStar Hotels or benefit MeriStar Hotels to our detriment. Similar inherent potential conflicts of interest will be present in all of the numerous transactions between us and MeriStar Hotels.

         Our revenues could be affected by restrictions that prohibit MeriStar Hotels from making investments that a real estate investment trust could make unless we decline the opportunity in a particular situation.

         The certificate of incorporation of MeriStar Hotels provides that, for as long as the intercompany agreement with us remains in effect, MeriStar Hotels is prohibited from engaging in activities or making investments that a real estate investment trust could make unless we are first given the opportunity but choose not to pursue those activities or investments. Under the intercompany agreement, MeriStar Hotels has, with limited exceptions, agreed not to acquire or make (1) investments in real estate which, for purposes of the intercompany agreement, include the provision of services related to real estate and investment in hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets, or (2) any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to real estate investment trusts, unless in either case it has notified us of the acquisition or investment opportunity and we have determined not to pursue the acquisition or investment. MeriStar Hotels also has agreed to assist us in structuring and completing any acquisition or investment which we do elect to pursue, on terms determined by us.

         Our revenues could be affected by restrictions that require us to offer lessee opportunities to MeriStar Hotels.

         The intercompany agreement grants MeriStar the right of first refusal to become the lessee of any real property that we acquire and are required, consistent with our status as a real estate investment trust, to lease to a third party. This lessee opportunity will be available to MeriStar Hotels only if we determine that MeriStar Hotels is qualified to be the lessee. Because of the provisions of the intercompany agreement and the MeriStar Hotels charter, the nature of MeriStar Hotels' business and the opportunities it may pursue are restricted.

         Our operating income could be affected if we sell a hotel because we generally have to pay a lease termination fee to MeriStar Hotels if we do so.

         We generally will be obligated under our leases with MeriStar Hotels to pay a lease termination fee to MeriStar Hotels if we (1) elect to sell a hotel or (2) elect not to restore a hotel after a casualty and do not replace it with another hotel on terms that would create a leasehold interest in the hotel with a fair market value equal to the fair market value of MeriStar Hotels's remaining leasehold interest under the lease to be terminated. When applicable, the termination fee is equal to the fair market value of MeriStar Hotels' leasehold interest in the remaining term of the lease to be terminated. A decision to sell a hotel may, therefore, have significantly different consequences for us and for MeriStar Hotels.

         Our financial condition could be adversely affected because we lack control over the management and operation of our owned hotels.

         We are dependent on the ability of MeriStar Hotels and our other hotel lessees to operate and manage our hotels. In order to maintain our real estate investment trust status, we cannot operate our hotels or any subsequently acquired hotels. As a result, we are unable to directly implement strategic business decisions for the operation and marketing of our hotels, including decisions with respect to the setting of room rates, food and beverage operations and similar matters.

         Our relationship with MeriStar Hotels could have a negative impact on our acquisitions because other potential parties may not approach us.

         Our relationship with MeriStar Hotels could negatively impact our ability to acquire additional hotels because hotel management companies, franchisees and others who would have approached us with acquisition opportunities in hopes of establishing lessee or management relationships may not do so knowing that we will rely primarily on MeriStar Hotels to lease and/or manage the acquired properties. These persons may instead provide those acquisition opportunities to hotel companies that will allow them to manage the properties following the sale. This could have a negative impact on our acquisition activities in the future.

         There was no arm's-length bargaining of the intercompany agreement with MeriStar Hotels.

         The terms of the intercompany agreement with MeriStar Hotels were not negotiated on an arm's- length basis. Because the two companies share some of the same executive officers and directors, there is a potential conflict of interest with respect to the enforcement and termination of the intercompany agreement to our benefit to the detriment of MeriStar Hotels or to benefit MeriStar Hotels to our detriment. Because of these conflicts, the executive officers and directors may have conflicts of interest with respect to their decisions relating to enforcement of the intercompany agreement.

Our franchise and license agreements may conflict with our business philosophy and adversely affect our financial condition because the agreements set standards for and limitations on the operations of the hotels at the discretion of the franchisor.

         Substantially all of our hotels are operated under existing franchise or license agreements with nationally recognized hotel brands. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel to maintain uniformity within the franchisor system. Those limitations may conflict with our philosophy, shared with MeriStar Hotels, of creating specific business plans tailored to each hotel and to each market. Those standards often changed over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with those standards could require a franchisee to incur significant expenses or capital expenditures. Action or inaction on our part, by MeriStar Hotels or by our other third-party operators, could result in a breach of those standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license.

         Terminating a franchise or license agreement could adversely affect our operations.

         In connection with terminating or changing the franchise affiliation of a hotel or a subsequently acquired hotel, we may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The franchise agreements covering the hotels expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, the franchise agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel.

Our results of operations and financial condition could be adversely affected by the potential costs of compliance with environmental laws.

         Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in those property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of those hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate the contaminated property, may adversely affect the owner's ability to sell or rent those real property or to borrow funds using that real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of the substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by that person.

         The operation and removal of underground storage tanks are also regulated by federal and state laws. In connection with the ownership and operation of the hotels, we could be held liable for the costs of remedial action with respect to regulated substances and storage tanks and claims related to them. Activities have been undertaken to close or remove storage tanks located on the property of several of the hotels.

         All of our hotels have undergone Phase I environmental site assessments, which generally provide a nonintrusive physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental engineer. The purpose of a Phase I assessment is to identify potential sources of contamination for which the hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I assessments have not revealed any environmental liability or compliance concerns that we believe would have a material adverse effect on our results of operation or financial condition, nor are we aware of any environmental liability or concerns.

         In addition, our hotels have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of asbestos- containing materials and govern emissions of and exposure to asbestos fibers in the air. Asbestos-containing materials are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at some of the hotels. Operations and maintenance programs for maintaining asbestos-containing materials have been or are in the process of being designed and implemented, or the asbestos-containing materials have been scheduled to be or have been abated, at the hotels. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on our results of operations or financial condition.

Our investments are in a single industry, which exposes us to greater financial risks than if we had diversified investments.

         Our current strategy is to acquire interests only in hospitality and lodging properties. As a result, we are exposed to the risks inherent in investing in a single industry. The effects on cash available for distribution resulting from a downturn in the hotel industry may be more pronounced than if we had diversified our investments.

There are various real estate investment trust tax risks that could adversely affect our financial condition.

         A loss of our qualification as a real estate investment trust could require us to make significant tax payments, and we might have to borrow funds to do so.

         We have operated and intend to continue to operate in a manner designed to permit us to qualify as a real estate investment trust for federal income tax purposes. Qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a real estate investment trust. The complexity of these provisions and of the applicable income tax regulations under the Internal Revenue Code is greater in the case of a real estate investment trust that holds its assets through a partnership, as we do. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a real estate investment trust or the federal income tax consequences of that qualification.

         If we fail to qualify as a real estate investment trust in any taxable year, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and will have to pay federal income tax (including any applicable alternative minimum tax) on our taxable income at the applicable corporate rate. In addition, unless we were entitled to relief under statutory provisions, we would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification is lost. This disqualification would reduce our funds available for repayment of indebtedness because of our additional tax liability for the year or years involved.

         If the Internal Revenue Service were successfully to determine that the operating partnership, or any of the partnerships, joint ventures or limited liability companies in which we or the operating partnership hold an interest, is properly treated for federal income tax purposes as a corporation, rather than as a partnership (or, in the case of some single-member limited liability companies, disregarded as an entity separate from the member), we would cease to qualify as a real estate investment trust. The imposition of a corporate tax on the particular entity, with a concomitant loss of our real estate investment trust status, would substantially reduce the amount of cash available for distribution.

         If we were to fail to qualify as a real estate investment trust, we no longer would have the distribution requirements of the Internal Revenue Code. To the extent that distributions to stockholders would have been made in anticipation of our qualifying as a real estate investment trust, we might be required to borrow funds or to liquidate assets to pay the applicable corporate income tax. Although we currently operate in a manner designed to qualify as a real estate investment trust, it is possible that future economic, market, legal, tax or other considerations may cause us to decide to revoke the real estate investment trust election.

         The income distribution requirements applicable to real estate investment trusts could cause us to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt which would require us to borrow funds or to sell assets to fund the cost of those items.

         To obtain the favorable tax treatment accorded to real estate investment trusts under the Internal Revenue Code, we generally will be required each year to distribute to our stockholders at least 95% of our real estate investment trust taxable income. We will have to pay income tax on any undistributed real estate investment trust taxable income and net capital gain, and a 4% nondeductible excise tax on the amount, if any, by which distributions we pay with respect to any calendar year are less than the sum of:

         o        85% of our ordinary income for the calendar year;

         o        95% of our capital gain net income for that year; and

         o        100% of our undistributed income from prior years.

         We intend to make distributions to our stockholders to comply with the distribution provisions of the Internal Revenue Code and generally to avoid federal income taxes and the nondeductible 4% excise tax. Our income will consist primarily of our share of income of the operating partnership and our cash flow will consist primarily of our share of distributions from the operating partnership. It is possible, however, that differences in timing between the receipt of income and the payment of expenses in arriving at our taxable income or the taxable income of the operating partnership and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could in the future require us to borrow funds directly or through the operating partnership on a short or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a real estate investment trust and avoid federal income taxes and the 4% nondeductible excise tax. In those circumstances, we might need to borrow funds directly to avoid adverse tax consequences even if we believe that the then-prevailing market conditions generally are not favorable for borrowing or that borrowing is not advisable in the absence of those tax considerations.

         Distributions by the operating partnership will be determined by us and are dependent on a number of factors, including:

         o        the amount of cash available for distribution;

         o        the operating partnership's financial condition;

         o our decision to reinvest funds rather than to distribute the funds;

         o        the operating partnership's capital expenditure requirements;
                  and

         o the annual distribution requirements under the real estate investment trust provisions of the Internal Revenue Code.

         However, the limited partnership agreement of the operating partnership generally authorizes us, as the general partner of the operating partnership, to take any steps necessary to cause the operating partnership to distribute to its partners an amount needed to meet the real estate investment trust minimum distribution requirements. Accordingly, although we intend to continue to satisfy the annual distribution requirement to avoid corporate income taxation on the earnings that we distribute, we cannot assure you that we will be able to do so.

There are potential conflicts relating to our "paper-clip" structure, which may be detrimental to our interests.

         Under the intercompany agreement with MeriStar Hotels, each of us will provide the other with reciprocal rights to participate in specific transactions entered into by us. In particular, MeriStar Hotels will generally have a right of first refusal to become the lessee of any real property we acquire if we determine that, consistent with our status as a real estate investment trust, we are required to enter into a specific lease arrangement. This is only the case, though, if we determine that MeriStar Hotels or an entity that it controls is qualified to be the lessee. This is known as the "paper-clip" real estate investment trust structure. However, because of the independent trading of the stock of two companies, stockholders in each company may develop divergent interests which could lead to conflicts of interest. This divergence of interests could also reduce the anticipated benefits of the "paper-clip" real estate investment trust structure.

Our operations could be adversely affected because we are dependent on key personnel.

         We place substantial reliance on the lodging industry knowledge and experience and the continued services of our senior management, led by Paul W. Whetsell. While we believe that, if necessary, we could find replacements for Mr. Whetsell, the loss of his services could have a material adverse effect on our operations. In addition, Mr. Whetsell is currently engaged, and in the future will continue to engage, in the management of MeriStar Hotels. Mr. Whetsell may experience conflicts of interest in allocating management time, services and functions between us and MeriStar Hotels.

There could be adverse effects from an increase in market interest rates on prices for common stock

         One of the factors that may influence the prices for the shares of our common stock in public trading markets will be the annual yield from our distributions on the shares of MeriStar common stock as compared to yields on other financial instruments. An increase in market interest rates will result in higher yields on some financial instruments, which could adversely affect the market prices for the shares of our common stock.

Provisions of Maryland law and of our charter and bylaws may limit the ability of our stockholders to realize the full value of their MeriStar shares.

         Provisions of Maryland law and of our charter and bylaws may have the effect of discouraging a third party from making an acquisition proposal for us and could delay, defer or prevent a change in control or other transaction under circumstances that could give shareholders the opportunity to realize a premium over the then-prevailing market prices of our common stock. Such provisions include the following:

         To maintain our qualification as a real estate investment trust, there are ownership limits placed on our shareholders.

         In order for us to maintain our qualification as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. Furthermore, if any of our stockholders own, actually or otherwise, 10% or more of MeriStar Hotels, MeriStar Hotels could become a related party tenant to us, which would result in our loss of real estate investment trust status.

         Our charter prohibits direct or indirect ownership, taking into account applicable ownership provisions of the Internal Revenue Code, of more than 9.8% of any class of our outstanding stock by any person, subject to an exception that permits mutual funds and other entities to own as much as 15% of any class of our stock in appropriate circumstances. Generally, the stock owned by affiliated owners will be aggregated for purposes of the stock ownership limitation.

         In addition, our charter prohibits any of our stockholders from owning shares of our common stock if such ownership would cause us to own, actually or otherwise, 10% or more of the ownership interests in a tenant of our real property or in a tenant of MeriStar Hospitality Operating Partnership's or a subsidiary partnership's real property. The above ownership limitations could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of some or a majority of the shares of our common stock might receive a premium for their shares of common stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interests.

         Our staggered board and super-majority vote requirements may delay or prevent any change of control of our company.

         Our board of directors is divided into three classes. The term of the first class expires in 2000; the terms of the second and third classes expire in 2001 and 1999, respectively. Directors of each class are elected for three-year terms. A director may be removed, with or without cause, by the affirmative vote of 75% of the votes entitled to be cast for the election of directors. The staggered terms of directors and the super-majority vote may have the effect of delaying, deferring or preventing a change in control or other transaction even though a change in control might be in the best interests of our stockholders.

         Maryland law prohibits certain activities by stockholders of 10% or more of our company.

         Under the Maryland General Corporation Law, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation such as us and an interested stockholder which is any person who owns 10% or more of the voting power of the corporation's shares or an affiliate of such person, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the shareholders receive a minimum price determined by Maryland law for their stock and the consideration is received in cash or in the same form by the interested stockholder previously paid for its shares.

         The Maryland "control share" acquisition statute, which limits the voting rights of shares acquired in a control share acquisition, could have the effect of preventing or otherwise discouraging investments in our company.

         Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

         o        one-fifth or more but less than one-third;

         o        one-third or more but less than a majority; or

         o        a majority of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

There are risks related to potential Year 2000 compliance problems that could adversely affect our results of operations and financial condition.

         We are in the process of conducting a review of our computer systems to identify the systems that could be affected by the "Year 2000" problem and have initiated an implementation plan to address the problem. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, this could result in a major systems failure or miscalculations.

         Our leased and managed hotel properties contain various information technology and embedded technology systems. Both types of systems contain microprocessors and microcontrollers that must be assessed for Year 2000 compliance. We have developed a comprehensive implementation plan to address the potential Year 2000 problems caused by such systems. This plan involves six stages:

         o        increase awareness of issue;

         o        assign responsibility for coordinating response to issue;

         o        information collection;

         o        analysis;

         o        modification, repair or replacement; and

         o        testing.

         We are currently in our analysis stage and expect to complete this stage in May 1999. The following stages are expected to be completed as follows: modification, repair or replacement--August 1999; and testing--September 1999. As an additional part of our implementation plan to address the Year 2000 problem, we have also initiated communications with third parties with which we have material relationships to determine the extent of potential Year 2000 problems with these parties' services provided to us.

         The most critical of these services involve such items as reservations systems for our hotels. Without such systems, we could suffer a material decline in business at many of our properties. We expect to complete our communications and assessment of third parties' services by May 1999.

         We anticipate completing our Year 2000 implementation plan no later than September 1999. As of December 31, 1998, historical costs incurred to address the Year 2000 problem approximate $0.8 million. We have not yet developed a final cost estimate related to fixing Year 2000 issues, but an initial estimate of these remediation costs for our properties is $10-15 million. This cost estimate is based on our preliminary assessment, and will be refined and adjusted as we continue to complete the stages of our implementation plan to address the potential Year 2000 problems.

         Although we are in the process of modifying our existing software and converting to new software, if such modifications and conversions are not completed timely, the Year 2000 problem could have a material impact on our financial position and operations. Our operations are highly dependent upon participating lease revenue earned from the lessees of our properties. These participating lease revenue amounts are based upon revenues generated at the leased properties. To the extent that the Year 2000 problems materially affect the conduct of operations at those properties, it is likely that those lessee's revenues would be affected, and that our participating lease revenues would ultimately be affected.

                           FORWARD-LOOKING STATEMENTS

         Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "projection," "would" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. These factors are discussed in "Risk Factors" and elsewhere in this document.

         Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                             DESCRIPTION OF THE PLAN

         The following, in question and answer form, are the provisions of the dividend reinvestment plan. Those stockholders who are not participants in the plan will continue to receive cash distributions, if and when authorized and declared, as usual.

Purposes and Advantages

         1.       What are the Purposes of the Plan?

         The purpose of the plan is to provide participants with a simple and convenient method of investing in shares of our common stock. In addition, the plan will provide us with an economical and flexible mechanism to raise equity capital through sales of shares of our common stock under the plan. To the extent that shares of common stock are purchased directly from us under the plan, we will receive additional funds for general corporate purposes. See "Use of Proceeds." We will not receive any proceeds from shares of our common stock that Continental Stock Transfer and Trust Company, the plan administrator, purchases in the open market or in negotiated transactions with third parties.

         2.       How May Stockholders Purchase Shares of Common Stock under the
                  Plan?

         Stockholders may have cash distributions received on all or a portion of the shares of our common stock registered in their name automatically reinvested in additional MeriStar shares. Beneficial owners of shares of our common stock registered in the name of a broker, bank or other nominee or trustee may participate in the plan either by having their shares of MeriStar common stock transferred into their own names or by making appropriate arrangements with their record holder to participate on their behalf, as described in Question 5.

         3. What are Some of the Advantages and Disadvantages of Participation in the Plan?

         We may decide to allow plan participants to purchase shares of our common stock at a discount from the market price of our common stock by reinvesting all or a portion of the cash distributions received on shares of our common stock in additional shares. However, at this time, no discount for purchases is being offered. Participants in the plan are not required to pay brokerage commissions or service charges in connection with the purchase of shares of common stock newly issued by us under the plan. The plan also permits fractional shares of our common stock as well as whole shares of our common stock to be purchased.

         In addition, distributions on all whole and fractional shares of common stock purchased under the plan are automatically reinvested in additional shares of our common stock. Participants also avoid the necessity for safe-keeping certificates evidencing the shares of common stock purchased pursuant to the plan and have increased protection against loss, theft or destruction of those certificates because such shares are held by Continental Stock in an individual account for the participant. Furthermore, certificates for underlying shares of our common stock may be deposited for safe keeping as described in Question 18. A regular statement for each account provides the participant with a record of each transaction.

         The plan has certain disadvantages as compared to purchases of shares of our common stock through brokers or otherwise. No interest will be paid by us or Continental Stock on distributions held pending reinvestment.

         If shares purchased pursuant to the plan are not purchased from us, but are instead purchased on the open market or in negotiated transactions with third parties, Continental Stock, not the participant, will determine the timing of investments, as described in Question 10. Accordingly, the purchase price for the shares of our common stock may vary from that which would otherwise have been obtained by directing a purchase through a broker or in a negotiated transaction, and the actual number of shares the participant acquired will not be known until after Continental Stock has purchased the shares of common stock, as described in Question 10. To the extent Continental Stock purchases shares of our common stock in the open market, brokerage commissions or mark-ups, and any other fees or expenses charged by the broker-dealer or broker-dealers involved, will be paid out of the total amount to be invested and therefore will be paid by the participants in the plan on a pro rata basis.

Eligibility and Participation

         4.       Who is Eligible to Become a Participant?

         Any shareholder who has reached the age of majority may elect to participate in the plan. If a beneficial owner has shares of our common stock registered in a name other than his or her own, such as that of a broker, bank or other nominee or trustee, the beneficial owner may participate in the plan either by having its shares of common stock transferred into the owner's own name or by making appropriate arrangements with his or her record holder to participate on the owner's behalf, as described in Question 5.

         Beneficial owners should consult directly with the entity holding their shares of MeriStar common stock to determine if they can enroll in the plan. If not, the beneficial owner should request his or her broker, bank or other nominee or trustee to transfer some or all of the shares of MeriStar common stock into the beneficial owner's own name in order to participate directly.

         Stockholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing taxes, currency and exchange controls, share registration, foreign investments and related matters.

         5.       How Does an Eligible Person Become a Participant?

         Beneficial owners of our common stock desiring to participate in the plan should (1) contact the holder of record who holds the shares of common stock on behalf of such beneficial owners, (2) have such holder of record become a participant in the plan by completing an authorization form and returning it to Continental Stock, and (3) have such holder of record sign and return a beneficial owner authorization form, as described below. We may establish other or additional requirements that apply to participants who desire to participate in the plan on behalf of beneficial owners of our common stock.

         An eligible person may elect to become a participant in the plan at any time, subject to our right to modify, suspend, terminate or refuse participation in the plan. To become a participant, complete an authorization form and mail it to Continental Stock Transfer & Trust Company, MeriStar Hospitality Corporation, Dividend Reinvestment and Common Stock Purchase Plan, Two Broadway, 19th Floor, New York, New York 10004. Authorization forms may be requested by calling, toll free, 1-800-509-5586, exten sion 525. The "submission deadline" for authorization forms and beneficial owner authorization forms is 5:00 p.m. on the business day immediately preceding the record date for the relevant distribution payment. A "business day" means a day other than a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

         In addition to the foregoing, a broker, bank or other nominee or trustee, all of whose shares of MeriStar common stock are beneficially owned by others, who desires to participate in the plan on behalf of such beneficial owners, may participate in the plan, subject to our right to modify, suspend, terminate or refuse participation in the plan, by signing and returning a beneficial owner authorization form listing such beneficial owners and their social security numbers or Federal tax identification numbers to Continental Stock Transfer & Trust Company, MeriStar Hospitality Corporation, Dividend Reinvestment and Common Stock Purchase Plan, Two Broadway, 19th Floor, New York, New York 10004. Beneficial owner authorization forms may be requested by calling, toll free, 1-800-509-5586, extension 525. A separate beneficial owner authorization form must be submitted each time the participant desires to participate in the plan on behalf of such beneficial owners. Such beneficial owner authorization form must be submitted prior to each submission deadline.

         6.       What Does the Authorization Form Provide?

         The authorization form authorizes Continental Stock to apply any distributions received on shares of our common stock registered in the participant's name, less applicable fees, to the purchase of shares of our common stock for the participant's account under the plan. The authorization form offers the following investment options:

         o Full distribution reinvestment. To reinvest automatically all cash distributions received on all shares of our common stock registered in the participant's name.

         o Partial distribution reinvestment. To reinvest automatically only the cash distributions received on a specified number of shares of our common stock registered in the participant's name and to receive distributions on any remaining shares of common stock in cash.

         A participant may change his or her election by completing and signing a new authorization form and returning it to Continental Stock. Any election or change of election concerning the reinvestment of distributions must be received by Continental Stock by the submission deadline in order for the election or change to become effective with that distribution. If a participant signs and returns an authorization form without checking a desired option, or checks a partial distribution reinvestment option without specifying a number of shares, the participant will be deemed to have selected the full distribution reinvestment option.

         Regardless of which method of plan participation is selected, all cash distributions paid on participating whole or fractional shares of common stock will be reinvested automatically.

Reinvestment of Distributions

         7.       When Will Distributions be Reinvested?

         If a properly completed authorization form specifying "full distribution reinvestment" or "partial distribution reinvestment" is received by Continental Stock by the submission deadline established for a particular distribution payment, reinvestment of distributions will begin with that distribution payment. If the authorization form is received after the submission deadline established for a particular distribution payment, that distribution will be paid in cash and reinvestment of distributions will not begin until the next succeeding distribution payment. In the past, quarterly distribution record and payment dates for the shares of our common stock have ordinarily occurred on or about the following dates:

         Record Date                Payment Date
         October 15, 1998           October 30, 1998
         December 29, 1998          January 30, 1999
         April 15, 1999             April 30, 1999

         Inquiries regarding upcoming quarterly distribution record and payment dates for the shares of our common stock should be directed to Continental Stock at 1-800-509-5586, extension 239. We anticipate that the next distribution payment date will be July 30, 1999, with a record date of July 15, 1999.

         8.       What Limitations Apply to Reinvestment of Distributions?

         Generally, for our company to maintain its qualification as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer persons at any time during the last half of our company's taxable year, other than the first taxable year for which our election to be treated as a REIT was made. Our charter generally provides that no person may own more than 9.8% of the outstanding shares of our common stock.

Purchases

         9. What is the Source of Shares of Common Stock Purchased under the Plan?

         Purchases of shares of our common stock by Continental Stock for the plan may be made, at our option, either (1) directly from us out of our authorized but unissued shares of common stock or (2) in the open market or in negotiated transactions with third parties.

         10. When Will Shares of Common Stock be Purchased for a Participant's Account?

         Purchases of shares of our common stock directly from our company will be made on the relevant distribution payment date. Purchases in the open market will begin on the relevant distribution payment date in months having distributions payable and otherwise on the fifteenth (15th) of each month, and in either situation will be completed no later than 30 days after the applicable date, except when completion at a later date is necessary or advisable under any applicable securities laws or regulations.

         The exact timing of open market purchases, including (1) determining the number of shares of our common stock, if any, to be purchased on any day or at any time on that day, (2) the prices paid for those shares of our common stock, (3) the markets on which the purchases are made and (4) the persons (including brokers and dealers) from or through which the purchases are made, will be determined by Continental Stock or the broker selected by it for that purpose. Neither our company nor Continental Stock will be liable when conditions, including compliance with the rules and regulations of the Securities and Exchange Commission, prevent the purchase of shares of our common stock or interfere with the timing of the purchases. Continental Stock may purchase shares of our common stock in advance of a distribution payment date or otherwise for settlement on or after that date.

         Notwithstanding the above, funds will be returned, without interest, to participants if not used to purchase shares of our common stock within 30 days of the distribution payment date for distribution reinvestments.

         In making purchases for a participant's account, Continental Stock may commingle the participant's funds with those of other participants in the plan.

         11. What is the Purchase Price of Shares of Common Stock Purchased by Participants Under the Plan?

         Shares of our common stock purchased by Continental Stock directly from us under the plan in connection with the reinvestment of distributions may be purchased at the average of the high and low sale prices of the shares of common stock on the New York Stock Exchange on the relevant distribution payment date, less a discount (ranging from 0% to 5%) from such market price.

         As of the date of this prospectus, there is no discount for purchases, but this may be changed or eliminated by us without prior notice to participants at any time. The discount on our shares shall not exceed 5% of the closing price for the shares of our common stock as reported on the New York Stock Exchange on any relevant distribution payment date. The discount feature of the plan applies only to shares of our common stock Continental Stock purchases directly from us and not to open market purchases of our stock.

         The price of shares of our common stock purchased in the open market or in negotiated transactions with third parties will be the weighted-average cost, including any trading fees or commissions with respect to shares of our common stock purchased under the plan for a single cash distribution.

         We may change our determination as to the method by which shares of our common stock will be purchased, whether by Continental Stock directly from our company or by Continental Stock in the open market or in negotiated transactions, without prior notice to participants.

         12.      How Many Shares of Common Stock Will be Purchased for a
                  Participant?

         The number of shares of our common stock to be purchased for a participant's account as of any distribution payment date or otherwise will be equal to the total dollar amount to be invested for the participant, less any applicable fees, divided by the applicable purchase price computed to the fourth decimal place. For a participant who has elected to reinvest distributions received on shares of our common stock registered in his or her name, the total dollar amount to be invested as of any distribution payment date will be the sum of all or the specified portion of the cash distributions received on shares of our common stock registered in the participant's own name and all cash distributions received on shares of our common stock previously purchased by the participant under the plan.

         The amount to be reinvested for a participant with reinvested cash distributions will also be reduced by any amount we are required to deduct for Federal tax withholding purposes.

Plan Administration

         13.      Who Administers the Plan?

         Continental Stock & Transfer Company, as agent for the participants, administers the plan, keeps records, sends statements of account to participants and performs other duties relating to the plan. All costs of administering the plan are paid by us, except as provided in this document.

         The following address may be used to obtain information about the plan:

         MeriStar Hospitality Corporation, 1010 Wisconsin Avenue, N.W. 20007,
Attention: Nicole Watson, Director of Corporate Communications, or call 202-229-1000.

         14.      What Reports are Sent to Participants in the Plan?

         After an investment is made for a participant's plan account, the participant will be sent a statement which will provide a record of the costs of the shares of our common stock purchased for that account, the purchase date and the number of shares of common stock in that account. These statements should be retained for income tax purposes. In addition, each participant will be sent our annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions received.

         All reports and notices from Continental Stock to a participant will be addressed to the participant's last known address. Participants should notify Continental Stock promptly in writing of any change of address.

         15. What is the Responsibility of MeriStar and Continental Stock Under the Plan?

         Our company and Continental Stock, in administering the plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability:

         o with respect to the prices and times at which shares of our common stock are purchased or sold for a participant;

         o with respect to any fluctuation in market value before or after any purchase or sale of shares of our common stock; or

         o arising out of any failure to terminate a participant's account upon that participant's death prior to Continental Stock's receipt of notice in writing of the death.

         Neither our company nor Continental Stock can provide any assurance of a profit, or protect a participant from a loss, on shares of our common stock purchased under the plan. These limitations of liability do not affect any liabilities arising under the Federal securities laws, including the Securities Act of 1933.

         Continental Stock may resign as administrator of the plan at any time, in which case we will appoint a successor administrator. In addition, we may replace Continental Stock with a successor administrator at any time.

Common Stock Certificates

         16. Will We Issue Certificates to Participants for Shares of Common Stock Purchased under the Plan?

         We will issue to a plan participant a certificate for any number of whole shares of our common stock purchased by such participant under the plan or deposited with Continental Stock for safe-keeping upon written request by the participant to Continental Stock. These requests will be handled by Continental Stock, normally within two weeks, at no charge to the participant. Any remaining whole shares of our common stock and any fractional shares of common stock will continue to be held in the participant's plan account. We will not issue certificates for fractional shares of our common stock under any circumstances.

         17. What is the Effect on a Participant's Plan Account if a Participant Requests a Certificate for Whole Shares of Common Stock Held in the Account?

         If a participant requests a certificate for whole shares of our common stock held in his or her account, distributions on those shares will continue to be reinvested under the plan in the same manner as prior to the request so long as the shares of common stock remain registered in the participant's name.

         18. May Shares of Common Stock Held in Certificate Form be Deposited in a Participant's Plan Account?

         Yes, whether or not the participant has previously authorized reinvestment of distributions, certificates registered in the participant's name may be surrendered to Continental Stock for deposit in the participant's plan account. We will automatically reinvest all distributions on any shares of our common stock evidenced by certificates deposited in accordance with the plan. The participant should contact Continental Stock for the proper procedure to deposit certificates.

Withdrawal from the Plan

         19.      May a Participant Withdraw from the Plan?

         Yes, by providing written notice instructing Continental Stock to terminate the participant's plan account.

         20.      What Happens when a Participant Terminates an Account?

         If a participant's notice of termination is received by Continental Stock at least five business days prior to the record date for the next distribution payment, reinvestment of distributions will cease as of the date the notice of termination is received by Continental Stock. If Continental Stock receives the notice of termination later than five business days prior to the above date, the termination may not become effective until after the reinvestment of any distributions on that distribution payment date.

         As soon as practicable after notice of termination is received, Continental Stock will send to the participant (1) a certificate evidencing all whole shares of our common stock held in the account and (2) a check representing the value of any fractional shares of our common stock held in the account. After an account is terminated, we will pay all distributions for the terminated account to the participant unless the participant re-elects to participate in the plan.

         When terminating an account, the participant may request that all shares of our common stock, both whole and fractional, held in the plan account be sold, or that certain of the shares of such common stock be sold and a certificate be issued for the remaining shares. Continental Stock will remit to the participant the proceeds of any sale of shares of our common stock, less any related trading fees, transfer tax or other fees incurred by it allocable to the sale of those shares of common stock.

         21.      When May a Former Participant Re-Elect to Participate in the
                  Plan?

         Generally, any former participant may re-elect to participate at any time. However, Continental Stock reserves the right to reject any authorization form on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the plan as a long-term investment service.

Sale of Shares of Common Stock

         22. May a Participant Request that Shares of Common Stock Held in a Plan Account be Sold?

         Yes, a participant may request that all or any number of shares of our common stock held in a plan account be sold, either when an account is being terminated, as described in Question 20, or without terminating the account. However, we will not sell fractional shares of our common stock unless all shares of MeriStar common stock held in the account are sold.

         Within seven days after receipt of a participant's written request to sell shares of our common stock held in a plan account, Continental Stock will place a sell order through a broker or dealer designated by it. The participant will receive the proceeds of the sale, less any trading fees, transfer tax or other fees incurred by Continental Stock allocable to the sale of those shares of common stock. No participant will have the authority or power to direct the date or price at which shares of our common stock may be sold. Proceeds of the sale will be forwarded by Continental Stock to the participant within 30 days after receipt of the participant's request to sell.

Other Information

         23. May a Participant Pledge or Transfer Shares of Common Stock Held in the Plan?

         A participant may not pledge, sell or otherwise transfer shares of our common stock held in the plan, and any such purported pledge or sale will be void. A participant who wishes to pledge, sell or transfer shares of our common stock must request that a certificate for those shares first be issued in the participant's name.

         24. What Happens if We Make a Distribution of Shares of Common Stock or Split Our Shares?

         If there is a distribution payable in shares of our common stock or a common stock split, Continental Stock will receive and credit to the participant's plan account the applicable number of whole and/or fractional shares of common stock based on the number of shares of common stock held in the participant's plan account.

         25.      What Happens if We Have a Rights Offering?

         If we have a rights offering in which separately tradable and exercisable rights are issued to registered holders of shares of our common stock, we will transfer the rights attributable to whole shares of our common stock held in a participant's plan account to the plan participant as promptly as practicable after the rights are issued.

         26. How are the Participant's Shares of Common Stock Voted at Stockholder Meetings?

         Shares of common stock held for a participant in the plan will be voted at stockholder meetings as that participant directs by proxy. Participants will receive proxy materials from us. Shares of our common stock held in a participant's plan account may also be voted in person at the meeting.

         27.      May We Suspend or Terminate the Plan?

         While we expect to continue the plan indefinitely, we may suspend or terminate the plan at any time. We also reserve the right to modify, suspend, terminate or refuse participation in the plan to any person at any time.

         28.      May We Amend the Plan?

         We may amend or supplement the plan at any time. Any amendment or supplement will only be effective upon mailing appropriate written notice at least 30 days prior to the effective date thereof to each participant. Written notice is not required when an amendment or supplement is necessary or appropriate to comply with the rules or policies of the Securities and Exchange Commission, the Internal Revenue Service or other regulatory authority or law, or when an amendment or supplement does not materially affect the rights of participants. The amendment or supplement will be deemed to be accepted by a participant unless, prior to the effective date thereof, Continental Stock receives written notice of the termination of a participant's plan account. Any amendment may include an appointment by Continental Stock or by us of a successor bank or agent, in which event we are authorized to pay that successor bank or agent for the account of the participant all distributions and distributions payable on shares of our common stock held by the participant for application by that successor bank or agent as provided in the plan.

         29.      What Happens if We Terminate the Plan?

         If the plan is terminated, each participant will receive (1) a certificate for all whole shares of our common stock held in the participant's plan account and (2) a check representing the value of any fractional shares of our common stock held in the participant's plan account and any uninvested distributions held in the account.

         30.      Who Interprets and Regulates the Plan?

         We are authorized to issue such interpretations, adopt such regulations and take such action as we may deem reasonably necessary to effectuate the plan. Any action we or Continental Stock take to effectuate the plan in the good faith exercise of our judgment will be binding on participants.

         31.      What Law Governs the Plan?

         The laws of the State of Maryland, our company's state of formation, govern the terms and conditions of the plan and its operation.

                      THE INTERCOMPANY AGREEMENT AND LEASES

The Intercompany Agreement

         Rights of First Refusal

         Pursuant to the intercompany agreement, MeriStar Hotels & Resorts has a right of first refusal to become the lessee of any real property we acquire if we determine that, consistent with our status as a real estate investment trust, we are required to enter into a lease. This is only the case, though, if MeriStar Hotels or an entity controlled by it is qualified to be the lessee based on experience in the industry and financial and legal qualifications.

         As to opportunities for MeriStar Hotels to become the lessee of any assets we acquire, the intercompany agreement provides that we must provide MeriStar Hotels with written notice of the lessee opportunity. During the 30 days following such notice, MeriStar Hotels has a right of first refusal with regard to the offer to become a lessee and the right to negotiate with us on an exclusive basis regarding the terms and conditions of the lease. If a mutually satisfactory agreement cannot be reached within the 30-day period, or if MeriStar Hotels indicates that it is not interested in pursuing the lessee opportunity, we may offer the opportunity to others for a period of one year thereafter, at a price and on terms and conditions that are not more favorable to such other parties than the price and terms and conditions we proposed to MeriStar Hotels. After such one-year period, if the asset has not yet been leased, we must again offer the opportunity to MeriStar Hotels in accordance with the procedures specified above.

         Each company has established a leasing committee which reviews all hotel leases that we will enter into. Our leasing committee consists of MeriStar directors that are not also directors of MeriStar Hotels and MeriStar Hotels' leasing committee consists of directors of MeriStar Hotels that are not also our directors.

         MeriStar Hotels agreed not to acquire or make (1) investments in real estate, which, for purposes of the intercompany agreement, includes the provision of services related to real estate and investments in hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets or (2) any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to real estate investment trusts unless (a) they have notified us of the material terms and conditions of the acquisition or investment opportunity, and
(b) we have determined not to pursue such acquisitions or investments either by
(x) providing written notice to MeriStar Hotels rejecting the opportunity within 20 days from the date of receipt of notice of the opportunity or (y) by allowing such 20-day period to lapse. MeriStar Hotels also agreed to assist us in structuring and consummating any such acquisition or investment which we elect to pursue, on terms determined by us.

         We have structured our intercompany agreement with MeriStar Hotels to provide us with a symbiotic relationship so that investors in both companies may enjoy the economic benefit of the entire enterprise. This is commonly known as the "paper-clip" real estate investment trust structure.

         However, investors should be aware that because of the independent trading of our shares and the shares of MeriStar Hotels, stockholders of each company may develop divergent interests which could lead to conflicts of interest. This divergence of interests could also reduce the anticipated benefits of the relationship between the two companies. See "Risk Factors--Potential Conflicts Relating to Paper-Clip Structure."

         Provision of Services

         MeriStar Hotels provides us with certain services as we may reasonably request from time to time, including administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services. We compensate MeriStar Hotels for services provided in an amount determined in good faith by MeriStar Hotels as the amount an unaffiliated third party would charge us for comparable services.

         Equity Offerings

         If either of the two companies desires to engage in a securities issuance, such issuing party will give notice to the other party as promptly as practicable of its desire to engage in a securities issuance. Any such notice will include the proposed material terms of such issuance, to the extent determined by the issuing party, including (1) whether such issuance is proposed to be pursuant to public or private offering, (2) the amount of securities proposed to be issued and (3) the manner of determining the offering price and other terms thereof. The non-issuing party will cooperate with the issuing party in every way to effect any securities issuance of the issuing party by assisting in the preparation of any registration statement or other document required in connection with such issuance and providing the issuing party with such information as may be required to be included in such registration statement or other document.

         Term

         The intercompany agreement will terminate upon the earlier of (1) August 3, 2008, and (2) a change in ownership or control of MeriStar Hotels.

The Leases

         We have entered into a lease for each of our hotels. MeriStar Hotels leases and operates substantially all of our hotels on the following terms and conditions.

         Term

         Each lease of an applicable hotel provides for an initial term of 12 years commencing on the date on which the hotel was acquired. Each lease provides the lessee with three renewal options of five years each (except in the case of properties with ground leases having a remaining term of less than 40 years), except that:

         o the lessee will not have the right to a renewal if a change in the tax law has occurred that would permit us to operate the hotel directly;

         o if the lessee has elected not to renew a lease for any applicable hotel, then we will have the right to reject the exercise of a renewal right on a lease of a comparable hotel; and

         o the rent for each renewal term will be adjusted to reflect the then fair market rental value of the hotel. If we are unable to agree upon the then fair market rental value of a hotel, the lease will terminate upon the expiration of the then current term and MeriStar Hotels will then have a right of first refusal to lease the hotel from us on such terms as we may have agreed upon with a third-party lessee.

         Base Rent; Participating Rent; Additional Charges

         Each lease requires the lessee to pay:

         o        fixed monthly base rent:

         o on a monthly basis, the excess of participating rent over base rent, with participating rent based on percentages of room revenue, food and beverage revenue and telephone and other revenue at each hotel; and

         o other amounts, including interest accrued on any late payments or charges.

Base rent and participating rent departmental thresholds (departmental revenue on which the rent percentage is based) are increased annually by a percentage equal to the percentage increase in the consumer price index (the consumer price index percentage increase plus 0.75% in the case of the participating rent departmental revenue threshold) compared to the previous year. In addition, a reduced percentage rate may apply to the revenues attributable to "discounted rates" that the lessee may offer. Base rent is payable monthly in arrears. Participating rent is payable in arrears based on a monthly schedule adjusted to reflect the seasonal variations in the hotel's revenue.

         Other than real estate and personal property taxes and assessments, rent payable under ground leases, casualty insurance, including loss of income insurance, capital impositions and capital replacements and refurbishments, that are our obligations, the leases require the lessee to pay rent, liability insurance, all costs and expenses and all utility and other charges incurred in the operation of the hotels. The leases also provide for rent reductions and abatements in the event of damage or destruction or a partial taking of any hotel.

         The leases also provide for a rental adjustment under circumstances in the event of (a) a major renovation of the hotel, or (b) a change in the franchisor of the hotel.

         Lessee Capitalization

         The leases require MeriStar Hotels' lessee (or MeriStar Hotels as guarantor of the leases) to maintain a book net worth of not less than $40 million. Further, for so long as the tangible net worth of MeriStar Hotels' lessee (or MeriStar Hotels as guarantor of the leases during this period) is less than the greater of (a) $10,000,000 or (b) 17.5% of the aggregate rents payable under the leases for the prior calendar year, MeriStar Hotels' lessee (or MeriStar Hotels as guarantor of the leases during this period) is prohibited from paying dividends or making distributions other than dividends or distributions made for the purpose of permitting the partners of MeriStar Hotels' lessee to pay taxes on the taxable income of MeriStar Hotels' lessee attributable to its partners plus any required preferred distributions existing to partners.

         Termination

         We have the right to terminate the applicable lease upon the sale of a hotel to a third party or, upon our determination not to rebuild after a casualty, upon payment to the lessee of the fair market value of the leasehold estate (except for hotels identified at the time of the lease to be sold). The fair market value of the leasehold estate is determined by discounting to present value at a discount rate of 10% per annum the cash flow for each remaining year of the then current lease term, which cash flow will be deemed to be the cash flow the lessee has realized under the applicable lease for the 12-month period preceding the termination date. We receive as a credit against any such termination payments an amount equal to any outstanding "New Lease Credits," which means the projected cash flow (determined on the same basis as the termination payment) of any new leases entered into between us and MeriStar Hotels or MeriStar Hotels' lessee for the initial term of such new lease amortized on a straight-line basis over the initial term of the new lease.

         Performance Standards

         We have the right to terminate the applicable lease if, in any calendar year, the gross revenues from a hotel are less than 95% of the projected gross revenues for such year as set forth in the applicable budget unless (a) the lessee can reasonably demonstrate that the gross revenue shortfall was caused by general market conditions beyond the lessee's control or (b) the lessee "cures" the shortfall by paying to us the difference between the rent that would have been paid to us had the property achieved gross revenues of 95% of the budgeted amounts and the rent paid based on actual gross revenues. The lessee shall not have such cure right for more than two consecutive years.

         The leases also require that the lessee spend in each calendar year at least 95% of the amounts budgeted for marketing expenses and for repair and maintenance expenses.

         Assignment and Subleasing

         The lessee does not have the right to assign a lease or sublet a hotel without our prior written consent. For purposes of the lease, a change in control of MeriStar Hotels or the lessee shall be deemed an assignment of the lease and shall require our consent, which may be granted or withheld in our sole discretion.

                         FEDERAL INCOME TAX CONSEQUENCES
                          OF PARTICIPATION IN THE PLAN


         The following is a summary of the principal United States federal income tax consequences to holders of shares of our common stock of participation in the plan. It is based upon current law and is not tax advice. This discussion does not address all aspects of federal income taxation with respect to the plan that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to stockholders subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, nor does it discuss any state, local or foreign tax considerations. This discussion is based in part on various rulings of the Internal Revenue Service regarding dividend reinvestment plans. No ruling, however, has been issued by or will be requested from the Internal Revenue Service with respect to the plan.

         Each prospective participant in the plan is encouraged to consult its tax advisor regarding the specific tax consequences to it of such participation, including state, local and foreign tax consequences and the effects of any changes in law.

Treatment of Reinvested Distributions

         In the case of shares of our common stock purchased by Continental Stock from us on behalf of a participant in our distribution reinvestment plan, such participant will be treated for United States federal income tax purposes as having received a distribution equal to the fair market value, on the relevant distribution date, of the shares of our common stock purchased with reinvested distributions. In the case of such shares of common stock purchased by Continental Stock in the open market or in negotiated transactions with third parties, the amount of the distribution will include the fair market value of the shares of our common stock purchased with reinvested distributions.

         While the matter is not free from doubt, we intend to take the position that administrative expenses of the plan paid by us are not constructive distributions to participants.

         The amount of any distribution will constitute a dividend to the extent of our current or accumulated earnings and profits. Dividends paid to corporate stockholders will not be eligible for the dividends-received deduction for corporations. To the extent that such distributions are in excess of our current and accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the stockholder's tax basis in its shares of our common stock and distributions in excess of tax basis will be taxable as an amount realized from the sale of such shares of common stock.

         A participant's tax basis in shares of our common stock acquired under the plan generally will equal the total amount of distributions a participant is treated as receiving plus any brokerage commissions paid by the participant. A participant's holding period in such shares of our common stock will begin on the day following the date on which such shares are credited to the participant's plan account. A whole share resulting from the acquisition of two or more fractional shares on different dates will have a split holding period, with the holding period for each fraction beginning on the date after such fraction was acquired.

Receipt of Share Certificates and Cash

         A participant in the plan will not realize any income upon the receipt of certificates for whole shares of our common stock held in such participant's plan account. Any cash received for a fractional share of our common stock held in a plan account will be treated as an amount realized on the sale of the fractional share. The participant therefore will recognize gain or loss in an amount equal to the difference between the amount of cash received for such fractional share of our common stock and the participant's tax basis in such fractional share. Upon the sale of shares (including any fractional shares) of our common stock acquired under the plan by the holder or by Continental Stock, a participant also will recognize gain or loss in an amount equal to the difference between the amount realized on such sale and the holder's tax basis in such shares. Gain or loss recognized on the disposition of shares of our common stock (including fractional shares) acquired under the plan generally will be treated for federal income tax purposes as capital gain or loss if such shares of our common stock are held as capital assets.

Backup Withholding Tax

         Under certain circumstances, holders of shares of our common stock may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the stockholder:

o fails to furnish its taxpayer identification number (which, for an individual, is such individual's Social Security number),

o        furnishes an incorrect taxpayer identification number,

o is notified by the Internal Revenue Service that it has failed properly to report payments of interest and dividends, or

o under circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to exempt recipients, such as corporations and tax-exempt organizations. Stockholders should consult their tax advisor regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                 USE OF PROCEEDS

         We will use the net proceeds from the sale of newly issued shares of our common stock issued under the plan to increase working capital and for other general purposes. We have no basis for estimating either the number of shares of our common stock that ultimately will be sold pursuant to the plan or prices at which such shares will be sold.

         We will not receive any funds under the plan from shares of our common stock that Continental Stock purchases in the open market.

                              PLAN OF DISTRIBUTION

         Subject to the discussion below, we will distribute newly issued shares of our common stock sold under the plan, rather than through an underwriter, broker or dealer. There are no brokerage commissions or service charges allocated to participants in the plan in connection with their purchases of such newly issued shares of common stock. To the extent Continental Stock purchases shares of our common stock in the open market or in negotiated third-party transactions, brokerage commissions or mark-ups, and any other fees or expenses charged by the broker-dealer or broker-dealers involved, will be paid out of the total amount to be invested and therefore will be paid by the participants in the plan on a pro rata basis.

         Participants in the plan may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and subject to obligations (including an obligation to deliver a prospectus) and liabilities thereunder. Shares of our common stock purchased by such a participant may be sold in one or more transactions (which may include block transactions)

o        on a relevant stock exchange;

o        in the over-the-counter market;

o        in privately negotiated transactions; or

o through the writing of options on the stock (whether such options are listed on an options exchange or otherwise)

Our shares may also be sold through a combination of such methods of resale and
(1) at market prices prevailing at the time of resale and (2) at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participant and/or the purchasers of any such shares of our common stock. Any profit made on any such resale and commissions or concessions received by any such participants maybe deemed to be underwriting compensation under the Securities Act of 1933.

         Participants that request the sale of any of their shares of common stock held in the plan must pay a fee initially equal to $5 per transaction plus any applicable taxes and, if the sale is through a broker-dealer, a commission.

         Shares of our common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                     EXPERTS

         The consolidated financial statements and supplementary schedule of our company and our subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this document and the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, will issue an opinion about the legality of the MeriStar common stock offered by this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Reports, proxy statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including our filings, are also available to the public from the Securities and Exchange Commission's Web site at "http://www.sec.gov."

         Our common stock is listed on the New York Stock Exchange and these reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus is a part of this registration statement of our company and constitutes a prospectus of our company for the shares of our common stock to be sold under the plan. As allowed by the Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important business and financial information about us to you that is not included in or delivered with this prospectus by referring you to those documents.

         The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the offering of our company's shares of common stock:

1. Our Annual Report on Form 10-K filed by us for the fiscal year ended December 31, 1998;

2. Our Quarterly Report on Form 10-Q filed by us for the fiscal quarter ended March 31, 1999; and

3.       Our Definitive Proxy Statement on Schedule 14A filed by us on April 2,
         1999.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         John Emery, Chief Financial Officer
         MeriStar Hospitality Corporation
         1010 Wisconsin Avenue, N.W.
         Washington, D.C. 20007
         Telephone requests may be directed to (202) 295-1000.

         We have not authorized anyone to give any information or make any representation about our company that differs from or adds to the information in this prospectus or in our documents or the documents that we publicly file with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

         The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

================================================================================
No dealer, salesperson or other individual has been           5,000,000 Shares
authorized to give any information or make any
representations not contained in this prospectus in
connection with the offering covered by this
prospectus.  If given or made, such information or
representation must not be relied upon as having
been authorized by our company.  This prospectus            MERISTAR HOSPITALITY
does not constitute an offer to sell, or a solicitation         CORPORATION
of an offer to buy, our common stock in any
jurisdiction where, or to any person to whom, it is
unlawful to make such offer or solicitation.
Neither the delivery of this prospectus nor any sale            Common Stock
made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

                                                            __________________

                    TABLE OF CONTENTS                           PROSPECTUS
                                                            __________________

                       Prospectus

                                                    Page

The Company............................................2
Risk Factors...........................................3
Forward-Looking Statements............................12
Description of the Plan...............................13
The Intercompany Agreement and Leases.................21
Federal Income Tax Consequences
     of Participation in the Plan.....................24
Use of Proceeds.......................................26
Plan of Distribution..................................26
Experts...............................................27
Legal Matters.........................................27
Where You Can Find More Information...................27       May 28, 1999

================================================================================

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the shares of common stock.

Securities and Exchange Commission, registration fee....................$ 30,316
Printing and mailing expenses...........................................   2,000
Accounting fees and expenses............................................   3,000
Legal fees and expenses.................................................  25,000
Miscellaneous expenses..................................................   1,500

              Total.....................................................$ 61,816

Item 15. Indemnification of Directors and Officers

         The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in the right of our Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of our Company, or is or was serving at the request of our Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

         The Maryland General Corporation Law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any Maryland proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland General Corporation Law requires us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

         We have purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

Item 16. Exhibits

         A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 17. Undertakings

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia, on the 28th day of May, 1999.

                                          MERISTAR HOSPITALITY CORPORATION
                                          a Maryland corporation (Registrant)


                                          By: /s/ Paul W. Whetsell
                                              --------------------
                                              Paul W. Whetsell
                                              Chairman of the Board and
                                              Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Paul W. Whetsell and Steven D. Jorns and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.


SIGNATURE                   TITLE                                   DATE

/s/ Paul W. Whetsell        Chairman of the Board, Chief            May 28, 1999
--------------------        Executive Officer and Director
Paul W. Whetsell

/s/ Steven D. Jorns         Vice Chairman of the Board              May 28, 1999
-------------------
Steven D. Jorns

/s/ Bruce G. Wiles          President, Chief Investment Officer     May 28, 1999
------------------          and Director
Bruce G. Wiles

SIGNATURE                   TITLE                                   DATE

/s/ John Emery              Chief Financial Officer                 May 28, 1999
--------------              (Principal Financial and Accounting
John Emery                  Officer)

/s/ Daniel L. Doctoroff     Director                                May 28, 1999
-----------------------
Daniel L. Doctoroff

/s/ William S. Janes        Director                                May 28, 1999
--------------------
William S. Janes

/s/ James F. Dannhauser     Director                                May 28, 1999
-----------------------
James F. Dannhauser

/s/ Mahmood Khimji          Director                                May 28, 1999
------------------
Mahmood Khimji

/s/ James R. Worms          Director                                May 28, 1999
------------------
James R. Worms

/s/ H. Cabot Lodge III      Director                                May 28, 1999
----------------------
H. Cabot Lodge III

                                  EXHIBIT INDEX


Exhibit No.                         Description
-----------                         -----------

3.1   --    Amended and Restated Articles of Incorporation of the Registrant
            (Articles of Merger between American General Hospitality Corporation and CapStar Hotel Company) (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, File No. 333-66229).

3.2   --    Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-3,
            File No. 333-66229).

4.1   --    Form of Share Certificate (filed as Exhibit 4.1 to our Registration
            Statement on Form S-11 (File No. 333-4568) and incorporated herein by reference).

5.1   --    Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

23.1  --    Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
            Exhibit 5.1).

23.2  --    Consent of KPMG LLP.

24.1  --    Power of Attorney (included on signature page hereto).